                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           AMERICAN HEALTHWAYS, INC.,

                               AH MERGERSUB, INC.,

                         STATUSONE HEALTH SYSTEMS, INC.

                                       AND

                             CERTAIN STOCKHOLDERS OF
                         STATUSONE HEALTH SYSTEMS, INC.

                          DATED AS OF SEPTEMBER 5, 2003
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                                TABLE OF CONTENTS

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                                                                                                                PAGE
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
   ARTICLE 1.     THE MERGER.....................................................................................1

         1.1      The Merger.....................................................................................1

         1.2      The Closing....................................................................................1

         1.3      Effect of Merger...............................................................................2

   ARTICLE 2.     EXCHANGE OF STOCK OF STATUSONE.................................................................2

         2.1      Exchange of StatusOne Shares in the Merger and Payment of Merger Consideration.................2

         2.2      Working Capital Estimate.......................................................................3

         2.3      Working Capital Adjustment.....................................................................3

         2.4      Payment of Class A/B Merger Consideration and Adjustment Amount................................5

         2.5      Escrow Amount..................................................................................6

         2.6      Revenue Shortfall..............................................................................6

         2.7      Earn-Out Consideration.........................................................................7

         2.8      Procedures.....................................................................................8

         2.9      StatusOne Options, Warrants, and Convertible Securities........................................8

   ARTICLE 3.     OBLIGATIONS OF THE PARTIES AT THE CLOSING......................................................9

         3.1      American Healthways' Deliverables..............................................................9

         3.2      StatusOne's Deliverables.......................................................................9

   ARTICLE 4.     REPRESENTATIONS AND WARRANTIES BY STATUSONE AND THE PRINCIPAL STOCKHOLDERS....................11

         4.1      Authorization; Corporate Authority............................................................11

         4.2      Existence; Good Standing......................................................................11

         4.3      Execution and Enforceability..................................................................11

         4.4      Capitalization................................................................................12

         4.5      Subsidiaries..................................................................................12

         4.6      Prior Sales of Securities.....................................................................12

         4.7      No Violation..................................................................................12

         4.8      Regulatory Consents...........................................................................13

         4.9      Financial Statements; Controls................................................................13

         4.10     No Material Adverse Changes; No Undisclosed Liabilities.......................................13

         4.11     Tax Matters...................................................................................14

         4.12     Employees and Fringe Benefit Plans............................................................15

         4.13     Compliance with Applicable Laws and other Regulations.........................................16

         4.14     Litigation....................................................................................17

         4.15     Corporate Records; Other Information..........................................................17

         4.16     Properties....................................................................................18
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
         4.17     Material Contracts............................................................................18

         4.18     StatusOne Proprietary Assets..................................................................19

         4.19     Certain Business Practices and Regulations....................................................21

         4.20     Insurance.....................................................................................21

         4.21     Accounts Receivable...........................................................................21

         4.22     Customers and Suppliers.......................................................................21

         4.23     No Brokers....................................................................................22

         4.24     Compliance with Applicable Privacy Laws.......................................................22

         4.25     Government Investigation......................................................................22

         4.26     Full Disclosure...............................................................................23

    ARTICLE 5.    REPRESENTATIONS AND WARRANTIES OF AMERICAN HEALTHWAYS AND AH MERGER SUB.......................23

         5.1      Authorization; Corporate Authority............................................................23

         5.2      Existence; Good Standing......................................................................23

         5.3      Execution and Enforceability..................................................................23

         5.4      No Violation..................................................................................24

         5.5      Professional Fees.............................................................................24

         5.6      Consents and Approvals........................................................................24

         5.7      Commission Filings............................................................................24

         5.8      AMHC Common Stock.............................................................................24

    ARTICLE 6.    POST CLOSING COVENANTS AND AGREEMENTS.........................................................24

         6.1      Further Assurances............................................................................24

         6.2      Taxes.........................................................................................25

         6.3      Employment Offers.............................................................................25

         6.4      Outstanding Options...........................................................................25

         6.5      Employee Benefit Plans........................................................................25

         6.6      Confidential Information Memorandum and Termination, Consent and Release......................26

         6.7      Consents......................................................................................26

    ARTICLE 7.    INDEMNIFICATION AND SURVIVAL OF REPRESENTATIONS...............................................26

         7.1      Indemnification by the StatusOne Stockholders.................................................26

         7.2      Time Limitation; StatusOne Stockholders.......................................................27

         7.3      Limitations on Amount; StatusOne Stockholders.................................................28

         7.4      Indemnification by American Healthways........................................................28

         7.5      Time Limitation; American Healthways..........................................................29

         7.6      Limitations on Amount; American Healthways....................................................29

         7.7      Procedure.....................................................................................29

         7.8      Statements as Representations.................................................................30
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
         7.9      American Healthways' Right of Set-Off Against Earn-Out Consideration..........................30

         7.10     Indemnification Exclusive Remedy..............................................................30

   ARTICLE 8.     NON-COMPETE...................................................................................30

         8.1      Restrictive Covenants.........................................................................30

   ARTICLE 9.     CERTAIN TAX MATTERS...........................................................................32

         9.1      Tax Periods Ending on or Before the Closing Date..............................................32

         9.2      Tax Periods Beginning Before and Ending After the Closing Date................................32

         9.3      Cooperation on Tax Matters....................................................................33

         9.4      Tax Sharing Agreements........................................................................33

         9.5      Taxes.........................................................................................33

  ARTICLE 10.     STATUSONE STOCKHOLDERS' REPRESENTATIVE........................................................33

  ARTICLE 11.     MISCELLANEOUS.................................................................................34

         11.1     Expenses......................................................................................34

         11.2     Assignability; Parties in Interest............................................................35

         11.3     Entire Agreement; Amendments..................................................................35

         11.4     Headings......................................................................................35

         11.5     Severability..................................................................................35

         11.6     Notices.......................................................................................35

         11.7     Governing Law.................................................................................36

         11.8     No Third-Party Beneficiaries..................................................................37

         11.9     Pronouns......................................................................................37

         11.10    Construction..................................................................................37

         11.11    Counterparts..................................................................................37

EXHIBITS

Exhibit A                       Escrow Agreement
Exhibit B                       Earn Out Agreement
Exhibits C-1
through C-10                    Employment Agreements
Exhibit D                       Form of McDermott, Will & Emery Opinion
Exhibit E                       Form of Bass, Berry & Sims PLC Opinion
Exhibit F                       Form of Release and Consent
Exhibit G                       Customer List
Exhibit H                       Certificate of Merger
Exhibit I                       Consent to Form of Earn-Out Consideration

SCHEDULES

Schedule 2.4                    Schedule of Beneficial Interests


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
                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (the "Agreement"), is dated as of the 5th day of September, 2003, by and among American Healthways, Inc., a Delaware corporation ("American Healthways"), AH Mergersub, Inc., a Delaware corporation and wholly owned subsidiary of American Healthways ("AH Merger Sub"), StatusOne Health Systems, Inc., a Delaware corporation ("StatusOne"), the holders of capital stock of StatusOne named on the signatures pages hereto (individually a "Principal Stockholder" and collectively, the "Principal Stockholders") and Matthew Kelliher as "Stockholder Representative" pursuant to Article 10 hereof.

                                    RECITALS

      A. The Boards of Directors of American Healthways, AH Merger Sub, and StatusOne each have determined that a business combination between American Healthways and StatusOne is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the merger provided for herein upon the terms set forth herein.

      B. The Boards of Directors of American Healthways, AH Merger Sub and StatusOne have approved the merger of AH Merger Sub with and into StatusOne (the "Merger") on the terms set forth in this Agreement and the DGCL (as defined below), whereby upon the Closing of the Merger, each issued share of StatusOne Capital Stock (as defined below) and each Option (as defined below) shall be converted into the right to receive the Merger Consideration (as defined below) in accordance with Section 2.1(a) herein.

      C. American Healthways, AH Merger Sub, StatusOne and the Principal Stockholders desire to make certain representations and warranties and to enter into covenants and agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

      1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), AH Merger Sub shall be merged with and into StatusOne in accordance with this Agreement and the separate corporate existence of AH Merger Sub shall thereupon cease. StatusOne shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly owned subsidiary of American Healthways. The Merger shall have the effects specified in Section 251 of the Delaware General Corporation Law (the "DGCL").

      1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place either (a) at the offices of Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, Tennessee, at 3:00 p.m., local time, on September 5, 2003, or (b) at such other time, date or place as American Healthways and StatusOne may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

      1.3 EFFECT OF MERGER.

            (a) General. At the Closing, the parties hereto shall cause a certificate of merger meeting the requirements of the relevant provisions of the DGCL to be properly executed and filed in accordance with such provisions, which certificate shall be in substantially the form attached hereto as Exhibit H (the "Certificate of Merger"). The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time which the parties hereto shall have agreed upon and designated in such Certificate of Merger as the effective time of the Merger (the "Effective Time"). Notwithstanding any language contained herein to the contrary, each of the parties hereby agrees that for tax, financial accounting and reporting purposes, the effective date of the Closing shall be September 1, 2003, but all representations and warranties are being made as of the Closing Date.

            (b) Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of AH Merger Sub (which certificate of incorporation will include restrictions on transferability of shares of capital stock of the Surviving Corporation) immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain unchanged as of the Effective
      Time).

            (c) Bylaws. The bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of AH Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain unchanged as of the Effective Time).

            (d) Directors and Officers. The directors and officers of AH Merger Sub shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

            (e) Conversion of StatusOne Capital Stock. At and as of the Effective Time, each share of StatusOne Capital Stock and each Option shall be converted into the right to receive the Merger Consideration pursuant to the terms of Article 2 below.

            (f) Conversion of Capital Stock of AH Merger Sub. At and as of the Effective Time, each share of Common Stock, par value $.001 per share, of AH Merger Sub shall be converted into one share of Common Stock, par value $.001 per share, of the Surviving Corporation.

                                   ARTICLE 2.
                         EXCHANGE OF STOCK OF STATUSONE

      2.1 EXCHANGE OF STATUSONE SHARES IN THE MERGER AND PAYMENT OF MERGER CONSIDERATION.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of StatusOne Capital Stock (as defined below), (i) all of the issued and outstanding shares of the Class A Common Stock (as defined below) and Class B Common Stock (as defined below) of StatusOne (collectively, the "Class A/B Stock"), together with any options or warrants to acquire any shares of Class A/B Stock (the "Options") shall, subject to subsection (b) hereof, be canceled and converted into, and become exchangeable for, the right to receive cash in an


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      aggregate amount equal to Sixty-Five Million Dollars ($65,000,000), less the amount of the Working Capital Shortfall (as defined below), if any, or plus the amount of the Working Capital Excess (as defined below), if any (the "Class A/B Merger Consideration"), plus any Contingent Earn-Out Amount (as defined below), if any, payable pursuant to Section 2.7 hereof and (ii) all of the issued and outstanding shares of Class C Common Stock (as defined below) shall, subject to subsection (b) hereof, be converted into, and become exchangeable for, the right to receive one hundred percent (100%) of the Base Earn-Out Amount (as defined below), if any, payable pursuant to Section 2.7 hereof (the "Class C Merger Consideration", together with the Class A/B Merger Consideration, the "Merger Consideration"). At the Closing, Five Million Dollars ($5,000,000) (the "Escrow Amount") of the Class A/B Merger Consideration shall be deposited in an escrow account (the "Escrow Account") and shall be treated as set forth in Section 2.5.

            (b) Notwithstanding the foregoing, in the event that there are any Appraising Stockholders (as defined below), (i) the amount of cash that would otherwise be payable to each Appraising Stockholder as Class A/B Merger Consideration or Class C Merger Consideration, as the case may be, shall not be paid, (ii) the aggregate amount of cash to be paid as Class A/B Merger Consideration or Class C Merger Consideration, as the case may be, shall be reduced by such amount of cash set forth in (i) above without affecting the amount of cash apportioned to any other holder of StatusOne Capital Stock or holder of Options, and (iii) each Appraising Stockholder shall be entitled only to the consideration described in subsection 2.1(c).

            (c) Each share of StatusOne Capital Stock held by any person (such persons, collectively, the "Appraising Stockholders", and each individually an "Appraising Stockholder") who duly exercises the rights afforded to appraising stockholders (the "Appraisal Rights") pursuant to
      Section 262 of the DGCL (such shares, collectively, the "Appraising Shares") shall not be converted into the right to receive the Class A/B Merger Consideration or Class C Merger Consideration, as the case may be, attributable to such Appraising Shares, but shall be converted into the right to receive only the fair value of such shares as determined in accordance with the provisions of Section 262 of the DGCL.

      2.2 WORKING CAPITAL ESTIMATE. At least two (2) business days prior to the Closing Date, StatusOne shall deliver a document (the "Estimated Working Capital Statement") to American Healthways setting forth StatusOne's good faith estimate of the Working Capital (as determined in accordance with Section 2.3) (the "Estimated Working Capital") as of August 31, 2003 and a reasonable description of the amounts used to determine such calculation. If the Estimated Working Capital is less than One Million Nine Hundred Thousand Dollars ($1,900,000) (the "Working Capital Target"), then the Class A/B Merger Consideration shall be reduced by the amount of such shortfall (the amount of such shortfall, the "Estimated Shortfall"). If the Estimated Working Capital is greater than One Million Nine Hundred Thousand Dollars ($1,900,000), then the Class A/B Merger Consideration shall be increased by the amount of such excess (the amount of such excess shall be referred to herein as the "Estimated Excess"). Prior to Closing, StatusOne shall deliver to American Healthways copies of the accounts receivable and accounts payable ledgers as of August 31, 2003 and all check registers dated as of the last business day immediately prior to the Effective Time.

      2.3 WORKING CAPITAL ADJUSTMENT.

            (a) For purposes of this section, "Working Capital" shall mean the amount by which the current assets of StatusOne exceed the current liabilities of StatusOne, determined in accordance with accounting principles generally accepted in the United States ("GAAP"), applied on a basis consistent with the preparation of the audited financial statements, including all year end adjustments, except as set forth on Schedule 2.3 hereto, as of and at August 31, 2003.

            (b) Subsequent to the Closing, American Healthways shall prepare, or cause to be prepared, in accordance with GAAP, except as set forth on
      Schedule 2.3, a balance sheet (the "Closing Date Balance Sheet") of StatusOne as of August 31, 2003. American Healthways shall cause Ernst & Young LLP ("E&Y") to perform certain procedures with respect to the Closing Date Balance Sheet as directed by American Healthways and issue a report to confirm that such balance sheet is complete, accurate and prepared in accordance with GAAP. American Healthways shall then determine the actual Working Capital as of August 31, 2003 (the "Closing Working Capital") based upon the Closing Date Balance Sheet. American Healthways shall deliver the Closing Date Balance Sheet and its determination of the Closing Working Capital to the Stockholder Representative (as defined below) within sixty (60) days following the Closing Date, together with the report of E&Y described above. American Healthways shall be fully responsible for costs of the E&Y report.

            (c) If within twenty (20) business days following receipt of the Closing Date Balance Sheet and the Closing Working Capital calculation the Stockholder Representative has not given American Healthways written notice of its objection as to the Closing Working Capital calculation (which notice shall state with reasonable detail the basis of such party's objection), then the Closing Working Capital calculated in accordance with
      Section 2.3(b) shall be binding and conclusive on all of the holders of StatusOne Capital Stock (the "StatusOne Stockholders") and American Healthways and shall be used in computing the Adjustment Amount (as defined below).

            (d) If the Stockholder Representative duly and timely gives American Healthways such notice of objection, and if the parties fail to resolve the issues outstanding with respect to the Closing Date Balance Sheet and the calculation of the Closing Working Capital within twenty (20) business days after receipt of the objection notice, each of American Healthways and StatusOne shall submit the issues remaining in dispute to an independent public accounting firm, other than E&Y, that does not then audit and has not within the previous three (3) years audited the financial statements of American Healthways or StatusOne or their respective affiliates (the "Independent Accountants") for resolution applying the principles, policies and practices referred to in this
      Section 2.3. If issues are submitted to the Independent Accountants for resolution, (i) StatusOne and American Healthways shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants and (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Stockholder Representative and American Healthways within sixty
      (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital and (A) the amount by which the Working Capital Target exceeds the Closing Working Capital, if any (the "Working Capital Shortfall") or (B) the amount by which the Closing Working Capital Exceeds the Working Capital Target, if any (the "Working Capital Excess"). The fees and expenses of the Independent Accountants shall be allocated between the StatusOne Stockholders, on the one hand, and American Healthways, on the other hand, so that the amount of fees and expenses paid by the StatusOne Stockholders shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Stockholder Representative on behalf of the StatusOne Stockholders (as determined by the Independent Accountants), and the denominator of which is the total value in dispute. The date of the final determination of the Closing Working Capital under Section
      2.3 shall be hereinafter referred to the "Adjustment Date."

            (e) If an Estimated Shortfall exists on the Closing Date Balance Sheet and the Closing Working Capital exceeds the Estimated Working Capital, then the "Adjustment Amount" shall equal the difference between the Closing Working Capital and the Estimated Working Capital and shall be owed by American Healthways and paid to the Stockholder Representative as provided in Section 2.4.

            (f) If the Working Capital Shortfall is greater than the Estimated Shortfall, then the "Adjustment Amount" shall equal the difference between the Working Capital Shortfall and the Estimated Shortfall and shall be owed by the StatusOne Stockholders and paid to American Healthways as provided in Section 2.4.

            (g) If an Estimated Excess exists on the Closing Date Balance Sheet and the Closing Working Capital exceeds the Estimated Working Capital, then the "Adjustment Amount" shall equal the difference between the Working Capital Excess and the Estimated Excess, and shall be owed by American Healthways and paid to the StatusOne Stockholders as provided in
      Section 2.4.

            (h) If the Working Capital Excess is less than the Estimated Excess, then the "Adjustment Amount" shall equal the difference between the Estimated Excess and the Working Capital Excess and shall be owed by the StatusOne Stockholders and paid to American Healthways as provided in
      Section 2.4.

      2.4 PAYMENT OF CLASS A/B MERGER CONSIDERATION AND ADJUSTMENT AMOUNT. Subject to the fulfillment of the conditions set forth herein:

            (a) On the Closing Date (or if the Closing Date is a legal holiday, on the first business day following the Closing Date), American Healthways shall pay the Stockholder Representative the Class A/B Merger Consideration adjusted by the Estimated Shortfall or the Estimated Excess, if any, less the Escrow Amount (the "Closing Date Class A/B Merger Consideration") by wire transfer in immediately available funds to an account designated in writing by the Stockholder Representative, provided that the Estimated Excess, if any, shall not be paid to the Stockholder Representative but shall be deposited into the escrow account established pursuant to the Escrow Agreement (as defined herein) until such time as the Adjustment Amount is paid as set forth below. The Parties agree that the Stockholder Representative has directed that the Class A/B Merger Consideration be paid to an account administered by Matthew Kelliher and Susan Neckes, as Trustees (the "Trustees") of the StatusOne Distribution Trust (the "Trust"), for the benefit of the holders of the Class A/B Stock and the holders of the Options (the "Trust Account"), and such amount shall be distributed and allocated by the Trustees among the StatusOne Stockholders and the holders of the Options in accordance with the schedule of beneficial interests maintained by the Trustees which will be mutually agreed to by the parties and attached hereto as Schedule 2.4. The holder of any Options shall receive from the Trust Account that portion of the Merger Consideration not less than such amount to which any such holder of Options would have been entitled if such person had exercised all of their vested Options immediately prior to the Closing. From and after the Effective Time, upon payment of the Merger Consideration by American Healthways to the Stockholder Representative, neither the StatusOne Stockholders nor the holders of any Options shall have any rights against American Healthways or the Surviving Corporation in respect of their ownership of the Class A/B Stock or the Options, except as provided by applicable law. In approving the Merger, the StatusOne Stockholders shall authorize the Stockholder Representative to receive the Merger Consideration on their behalf and deposit such Merger Consideration to the Trust Account, and shall agree to look only to the Stockholder Representative and the Trust for the Merger Consideration.

            (b) Within five (5) business days after the Adjustment Date, American Healthways shall pay the Stockholder Representative or the Stockholder Representative shall pay or instruct the Escrow Agent (as defined herein) to pay American Healthways from the Escrow (such amount to be paid from the Escrow to be limited to the Estimated Excess deposited into Escrow at Closing; provided, however, that in the event that the Stockholder Representative fails to pay American Healthways any Adjustment Amount, American Healthways may make a claim for the Adjustment Amount from the Escrow), as the case may be and as provided in Section 2.3, the Adjustment Amount provided for in Section 2.3 hereof. If the adjustment in
      Section 2.3 results in American Healthways owing the StatusOne Stockholders any amount, American Healthways shall pay the Stockholder Representative the Adjustment Amount via wire transfer of immediately available funds, to the Trust Account, such amount to be distributed and allocated by the Trustees among the StatusOne Stockholders and the holders of the Options in accordance with the schedule of beneficial interests maintained by the Trustees, which is attached hereto as Schedule 2.4. If the adjustment in Section 2.3 results in the StatusOne Stockholders owing American Healthways any amount, the Stockholder Representative shall pay or instruct the Escrow Agent to pay American Healthways from the Escrow (such amount to be paid from the Escrow to be limited to the Estimated Excess deposited into Escrow at Closing; provided, however, that in the event that the Stockholder Representative fails to pay American Healthways any Adjustment Amount, American Healthways may make a claim for the Adjustment Amount from the Escrow) the Adjustment Amount, which shall be payable via wire transfer of immediately available funds to an account designated by American Healthways. After full payment of the Adjustment Amount to American Healthways, if applicable, the remaining portion of the Estimated Excess, if any, shall be released from the escrow account and shall be paid to the Stockholder Representative, who shall direct the transfer of such funds to the Trust Account, such amount to be distributed and allocated by the Trustees among the StatusOne Stockholders and the holders of the Options in accordance with the schedule of beneficial interests maintained by the Trustees and attached hereto as Schedule 2.4.

      2.5 ESCROW AMOUNT. American Healthways shall deposit the Escrow Amount at the Closing in an escrow account to be maintained with National City Bank of Kentucky in Louisville, Kentucky (the "Escrow Agent"), which shall be held in connection with any potential indemnification of American Healthways by the StatusOne Stockholders pursuant to Sections 7.1 and 7.7 of this Agreement or any Revenue Shortfall (as defined below) (the "Escrow"). The Escrow Amount shall be held until the expiration of twelve (12) months following the Closing Date or longer if an indemnification claim is made hereunder or American Healthways makes a claim with respect to a Revenue Shortfall during such twelve (12) month period. The parties hereto shall enter into that certain Escrow Agreement, by and among the Escrow Agent, American Healthways and the Stockholder Representative substantially in the form attached hereto as Exhibit A (the "Escrow Agreement") which shall govern the distribution of the Escrow Amount.

      2.6 REVENUE SHORTFALL. StatusOne and the Principal Stockholders agree that, in the event that on or prior to the one (1) year anniversary date of the Closing Date (the "Measurement Date"), any customer set forth on Exhibit G hereto terminates or gives written notice (the "Termination Notice") of its intention to terminate its relationship with StatusOne (each, a "Terminating Customer") (for any reason whatsoever, including StatusOne's default under its contract with such customer), American Healthways shall be entitled to reduce the Class A/B Merger Consideration, and to receive from the Escrow Amount, an amount equal to the amount of projected revenues for each such Terminating Customer, as set forth on Exhibit G hereto (such amount to be referred to as the "Revenue Shortfall"); provided that, if both StatusOne and the Terminating Customer continue to fully perform pursuant to the terms of the Terminating Customer's existing contract and StatusOne receives written notice by the Terminating Customer of revocation of its Termination Notice within 90 days following the termination date set forth in the Termination Notice, American Healthways shall pay to the Stockholder Representative on behalf of the StatusOne Stockholders and holders of Options the amount paid from the Escrow to American Healthways with respect to such Terminating Customer. The combined Revenue Shortfall for all Terminating Customers paid to American Healthways from the Escrow shall be referred to as the "Escrow Payout".

      2.7 EARN-OUT CONSIDERATION. Upon the achievement by StatusOne of the performance criteria (the "Performance Criteria") set forth in that certain Earn-Out Agreement by and between American Healthways and the Stockholder Representative attached hereto as Exhibit B (the "Earn-Out Agreement"), American Healthways shall deliver to the Stockholder Representative on behalf of the holders of the Class C Common Stock an amount up to Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the "Base Earn-Out Amount"). For purposes of the Earn-Out Agreement, the Escrow Payout shall be referred to as the "Contingent Earn-Out Amount" and may be earned and shall be payable to the recipients of the Class A/B Merger Consideration in accordance with the terms of the Earn-Out Agreement. Together with the Base Earn-Out Amount, the Contingent Earn-Out Amount shall be referred to as the "Earn-Out Consideration." The Earn-Out Consideration shall be payable in cash and/or shares of common stock, par value $.001 per share, of American Healthways (the "AMHC Common Stock"), at the sole discretion of American Healthways, all in accordance with the terms set forth in the Earn-Out Agreement. If the shares of AMHC Common Stock are unregistered, American Healthways agrees to file an S-3 registration statement (provided that if American Healthways is not then eligible to register for resale such shares on Form S-3, such registration shall be on another appropriate form determined by American Healthways) (the "Registration Statement") with the Securities and Exchange Commission not later than thirty (30) days after the date on which the Earn-Out Consideration is payable in accordance with the terms of the Earn-Out Agreement, which Registration Statement shall cover the resale from time to time of the shares. American Healthways will use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as possible after the filing thereof and will use its commercially reasonable efforts to maintain the effectiveness of such Registration Statement until the earlier of (i) the date on which all of the shares of AMHC Common Stock issued as Earn-Out Consideration included in the Registration Statement have been sold or (ii) the date on which the shares of AMHC Common Stock issued as Earn-Out Consideration may be sold under Rule 144(k) under the Securities Act. Anything to the contrary herein notwithstanding, American Healthways may postpone for a reasonable period of time (not to exceed one period of up to ninety (90) days in any twelve (12) month period) the resale of shares pursuant to the Registration Statement if American Healthways determines in the good faith judgment of its board of directors that the resale of shares pursuant to the Registration Statement (a) could reasonably be expected to have an adverse effect on any plan or proposal by American Healthways or any of its subsidiaries with respect to any financing, acquisition, recapitalization or reorganization which is material to American Healthways or other transaction which is material to American Healthways or (b) could require the disclosure of material non-public information, the disclosure of which could reasonably be expected to be adverse to the best interests of American Healthways and its stockholders. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of Earn-Out Consideration exceed Seventeen Million Five Hundred Thousand Dollars ($17,500,000). If any amounts become due to the holders of the Class C Common Stock under this Section 2.7 and the Earn-Out Agreement, the Stockholder Representative shall direct such funds or shares to be deposited in the Trust Account, for distribution by the Trustees to the StatusOne Stockholders and the holders of the

Options in amounts proportionate to the Class C Merger Consideration to which they may be entitled under the terms of the Trust.

      2.8 PROCEDURES.

            (a) As of the Effective Time, each stock certificate representing one or more shares of StatusOne Capital Stock issued and outstanding immediately before the Effective Time (other than those held in StatusOne's treasury, which shares shall be canceled and no consideration shall be payable or deliverable in respect thereof) (a "Certificate"), shall cease to represent such StatusOne Capital Stock and shall represent only, subject to the provisions of Section 2.1(b) hereof, the right to receive the Class A/B Merger Consideration, in the case of Class A/B Stock, and the Base Earnout Amount, in the case of the Class C Common Stock, in each case without interest, into which such shares have been converted pursuant to Section 2.1 hereof.

            (b) After the Effective Time, no transfers of shares of StatusOne Capital Stock shall be recorded in the stock transfer books of American Healthways. If, after the Effective Time, there is presented to American Healthways or the Stockholder Representative for transfer:

                  (i) any Certificate formerly representing shares of StatusOne
            Capital Stock or any Option formerly representing the right to purchase any StatusOne Capital Stock, such Certificate or Option shall be canceled and exchanged for the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; and

                  (ii) any Certificate formerly representing shares of StatusOne
            Capital Stock held by StatusOne, such Certificate shall be canceled and no Merger Consideration shall be payable or deliverable in respect thereof.

            (c) Neither American Healthways nor any other person shall be liable to any holder or former holder of shares of StatusOne Capital Stock or any Option for any such shares or any dividends, distributions, or other payments or consideration in respect thereof that were properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (d) In the event that any Certificate has been lost, stolen, or destroyed, the Trust shall issue the Merger Consideration which such registered owner would be entitled to receive pursuant to and in accordance with Section 2.1 hereof, if any, in exchange for such lost, stolen or destroyed Certificate, promptly following American Healthways' receipt of an affidavit as to that fact, in form and substance reasonably acceptable to American Healthways, made by the registered owner of the shares represented by such Certificate, as shown on StatusOne's stock records immediately before the Effective Time; provided, however, that American Healthways may, in its reasonable discretion and as a condition precedent to the delivery of such Merger Consideration require such registered owner of such lost, stolen or destroyed Certificate(s) to execute a customary indemnification agreement against any claim that may be made against StatusOne or American Healthways with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

      2.9 STATUSONE OPTIONS, WARRANTS, AND CONVERTIBLE SECURITIES. American Healthways shall not assume any stock options, warrants or other convertible securities to acquire StatusOne Capital Stock outstanding and unexercised or not converted as of the Effective Time, but rather the Options shall represent the right to receive the Class A/B Merger Consideration and Class C Merger Consideration, if any, in an amount not less than such amount to which any holder of such Options would have been entitled if such holder had exercised all of their vested Options as of the Effective Time.

                                   ARTICLE 3.
                    OBLIGATIONS OF THE PARTIES AT THE CLOSING

      3.1 AMERICAN HEALTHWAYS' DELIVERABLES. At the Closing, American Healthways and AH Merger Sub shall deliver or will cause to be delivered to StatusOne:

            (a) the Closing Date Class A/B Merger Consideration as specified in
      Section 2.4;

            (b) a copy of resolutions or written consents of the Board of Directors of American Healthways and AH Merger Sub, and of the sole stockholder of AH Merger Sub, each certified by the Secretary of such entity, authorizing the execution, delivery and performance of this Agreement and the other agreements and documents referred to herein to be executed by such entity, and the consummation of the transactions contemplated hereby;

            (c) the opinion of Bass, Berry & Sims PLC, legal counsel for American Healthways and AH Merger Sub, the substance of which is substantially as set forth in Exhibit E hereto;

            (d) the Escrow Agreement executed by American Healthways;

            (e) an employment agreement for each of Karen Lane, Ann Marie Duquette, Richard Amico, Maris May, Sam Forman, M.D., Gary Wood, Susan Neckes, Martin Leinwand, Michael Kennedy and Matthew Kelliher, substantially in the form of Exhibits C-1, C-2 , C-3, C-4, C-5, C-6 C-7, C-8, C-9 and C-10, respectively, (the "Employment Agreements") executed by American Healthways;

            (f) the Earn-Out Agreement executed by American Healthways;

            (g) the Certificate of Merger, executed by American Healthways and/or AH Merger Sub, as appropriate; and

            (h) such other certificates and documents as the StatusOne Stockholders, the Stockholder Representative or their counsel may reasonably request.

      3.2 STATUSONE'S DELIVERABLES. At the Closing, StatusOne will deliver or will cause to be delivered to American Healthways:

            (a) stock certificates for the StatusOne Capital Stock, free and clear of all liens, claims, charges, restrictions, security interests, proxies, pledges, equities or encumbrances of any kind, which certificates shall be duly endorsed to American Healthways or accompanied by duly executed stock powers in form reasonably satisfactory to American Healthways;

            (b) a copy of the resolutions or written consents of the Board of Directors of StatusOne and the StatusOne Stockholders, certified by StatusOne's Secretary, authorizing the execution, delivery and performance of this Agreement and the other agreements and documents referred to herein to be executed by StatusOne and/or the StatusOne Stockholders, and the consummation of the transactions contemplated hereby;

            (c) the opinion of McDermott, Will & Emery, legal counsel for StatusOne and the Principal Stockholders the substance of which is substantially as set forth in Exhibit D hereto;

            (d) the Escrow Agreement executed by the Stockholder Representative;

            (e) the Employment Agreements executed by Karen Lane, Ann Marie Duquette, Richard Amico, Maris May, Sam Forman, M.D., Gary Wood, Susan Neckes, Martin Leinwand, Michael Kennedy and Matthew Kelliher;

            (f) the Earn-Out Agreement executed by the Stockholder
      Representative;

            (g) the Estimated Working Capital Statement, as required by Section
      2.2 hereof;

            (h) a Release and Consent, in substantially the form attached hereto as Exhibit F, executed and delivered by all of the holders of Class A/B Stock, with the exception of Mary Jo Goldzimer, whose Release and Consent shall be pursued diligently by the Principal Stockholders after the Closing;

            (i) Consent to Form of Earn-Out Consideration, in substantially the form of Exhibit I, executed and delivered by all the holders of Class A/B Stock who are entitled to receive Earnout Consideration;

            (j) evidence satisfactory to American Healthways, in its sole discretion, that StatusOne shall have taken all necessary steps to terminate its (i) 401(k) and Profit Sharing Plan prior to the Closing and
      (ii) Incentive Stock Plan 2000 prior to the Closing or as promptly thereafter as practicable, and that American Healthways shall assume no liability therefor;

            (k) [INTENTIONALLY DELETED]

            (l) evidence satisfactory to American Healthways, in its sole discretion, that the Stock Redemption Agreement by and among StatusOne, Matt Kelliher, Sam Forman, Sue Neckes, Gary Wood and Lahey Hospital Clinic, Inc., dated as of April 22, 1998 (the "Stock Redemption Agreement"), shall have been terminated;

            (m) evidence satisfactory to American Healthways, in its sole discretion, that Lahey Clinic Hospital, Inc., shall have agreed to terminate its right to nominate and/or elect a director to StatusOne's Board of Directors;

            (n) evidence satisfactory to American Healthways, in its sole discretion, that each of the employment agreements referred to in Section 4.17(f) of the StatusOne Disclosure Letter hereof shall have been terminated, and that neither American Healthways nor the Surviving Corporation shall have any obligations thereunder;

            (o) the Certificate of Merger, executed by StatusOne; and

            (p) such other certificates and documents as American Healthways or its counsel may reasonably request.

                                   ARTICLE 4.
          REPRESENTATIONS AND WARRANTIES BY STATUSONE AND THE PRINCIPAL
                                  STOCKHOLDERS

      Except as set forth in the disclosure letter delivered together with this Agreement to American Healthways and AH Merger Sub (the "StatusOne Disclosure Letter"), each of StatusOne and the Principal Stockholders, jointly and severally, represent, warrant, and agree as follows in this Article 4. Nothing in the StatusOne Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the StatusOne Disclosure Letter identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The StatusOne Disclosure Letter will be arranged in sections corresponding to the numbered and lettered paragraphs contained in this Article 4, it being acknowledged and agreed, however, that to the extent that any of the representations and warranties of StatusOne or the Principal Stockholders call for the disclosure of matters on the StatusOne Disclosure Letter that are required to be disclosed pursuant to other representations and warranties under this Agreement, disclosure in one section of the StatusOne Disclosure Letter of such matter with such reasonable particularity or in such reasonable detail that it can reasonably be concluded that such disclosure is applicable to another representation and warranty shall, to the extent of such disclosure, be deemed to constitute disclosure of that particular matter pursuant to such other representation and warranty under this Agreement; provided that the representations of StatusOne and the Principal Stockholders in Sections 4.9 and 4.21 shall not be qualified by any information other than disclosed in the sections of the StatusOne Disclosure Letter that reference such Section.

      4.1 AUTHORIZATION; CORPORATE AUTHORITY. Each of StatusOne and the StatusOne Stockholders has all requisite corporate or individual power, as the case may be, and full legal right and authority (including, in the case of StatusOne, due approval of its Board of Directors and stockholders) to enter into this Agreement and all of the other agreements to which it or he or she is or is to become a party as contemplated hereby, to perform all of its, his or her agreements and obligations hereunder and thereunder, each in accordance with its respective terms, and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and such other agreements to which StatusOne and/or any of the StatusOne Stockholders is or is to become a party has been, or upon execution and delivery as contemplated hereby, will be, duly executed and delivered by StatusOne and/or such StatusOne Stockholder, as the case may be. StatusOne has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where such failure would not have a material adverse effect on the business, results of operations, current or future financial condition or prospects of StatusOne (a "StatusOne Material Adverse Effect"). StatusOne is not and has never been subject to Section 2115 of the California General Corporation Law. StatusOne has provided to American Healthways or its counsel complete and correct copies of the Certificate of Incorporation and bylaws of StatusOne, each of which is in full force and effect.

      4.2 EXISTENCE; GOOD STANDING. StatusOne is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. StatusOne is qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not result in a StatusOne Material Adverse Effect.

      4.3 EXECUTION AND ENFORCEABILITY. Each of this Agreement and such other agreements as contemplated hereby to which StatusOne and/or the StatusOne Stockholders, including without limitation the Release and Consent, are or are to be a party has been, or upon execution and delivery as contemplated herein, will be, duly executed and delivered by StatusOne and/or the StatusOne Stockholders, as the case may be, and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its respective terms, except to the extent that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefor may be brought.

      4.4 CAPITALIZATION. The authorized capital stock of StatusOne consists of
(a) 5,500,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), of which 5,152,000 shares are issued and outstanding,
(b) 4,500,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock"), of which 284,712 shares are issued and outstanding, and
(c) 1,000,000 shares of Class C Common Stock, par value $.001 per share (the "Class C Common Stock"), all of which shares are issued and outstanding, the Class C Common Stock, together with the Class A Common Stock and the Class B Common Stock, shall be referred to as the "StatusOne Capital Stock", all of which are owned by the StatusOne Stockholders. Other than the StatusOne Capital Stock and the options and warrants described on Section 4.4 of the StatusOne Disclosure Letter, StatusOne has no outstanding capital stock, bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter. All issued and outstanding shares of StatusOne Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of any rights of first refusal or preemptive rights. Except as set forth in the StatusOne Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate StatusOne to issue, transfer or sell any shares of capital stock of StatusOne. Upon and after the Effective Time, there will be no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which will obligate StatusOne to issue, transfer or sell any shares of capital stock of StatusOne. The StatusOne Stockholders are the record and beneficial owners of the StatusOne Capital Stock as set forth on Schedule 2.4, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind and have the full right, power, authority and capacity to sell and transfer the StatusOne Capital Stock.

      4.5 SUBSIDIARIES. StatusOne does not own, directly or indirectly, any equity securities or other legal and/or beneficial interests in any corporations, partnerships, limited liability companies, business trusts, or joint ventures, or in any other unincorporated trade or business enterprises.

      4.6 PRIOR SALES OF SECURITIES. All offers and sales of StatusOne Capital Stock and all issuances and/or grants of options, warrants or other securities to purchase StatusOne Capital Stock prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act, and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or the relevant statutes of limitations have expired, or civil liability therefor has been eliminated by an offer to rescind.

      4.7 NO VIOLATION. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby by StatusOne and each StatusOne Stockholder, nor the consummation of the transactions contemplated hereby or thereby will (a) violate any provision of, constitute a default under or otherwise give any person the right to terminate, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which StatusOne or any StatusOne Stockholder is a party or by which any of StatusOne or any StatusOne Stockholder's assets or properties are bound; (b) violate any provision of the Certificate of Incorporation or Bylaws of StatusOne; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to StatusOne or any StatusOne Stockholder; or (d) violate any other contractual or legal obligation or restriction to which StatusOne or any StatusOne Stockholder is subject, except for any such violation which would not have a StatusOne Material Adverse Effect.

      4.8 REGULATORY CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any third party, including without limitation any governmental entity, is required by or with respect to StatusOne or any StatusOne Stockholder in connection with the execution and delivery by StatusOne and the StatusOne Stockholders of this Agreement and the other agreements contemplated hereby, or the consummation by StatusOne of the transactions contemplated hereby.

      4.9 FINANCIAL STATEMENTS; CONTROLS.

            (a) StatusOne has delivered its unaudited financial statements for the year ended December 31, 2000, its audited financial statements for the years ended December 31, 2001 and 2002, and its unaudited financial statements for the six (6) months ended June 30, 2003 (the "Most Recent Financial Statements" and, together with all of the financial statements delivered hereunder, the "Historical Financial Statements"). Each of the Historical Financial Statements provided to American Healthways (including the related notes and schedules) fairly presents in all materials respects the financial position, results of operations, retained earnings or cash flows of StatusOne as of its date and for the periods set forth therein and was prepared in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and subject, in the case of any unaudited financial statements, to the lack of footnotes which, if included, would not differ materially from those set forth in the audited financial statements, and in the case of the Most Recent Financial Statements, for normal, recurring year-end adjustments. Such Historical Financial Statements have been prepared from the books and records of StatusOne which accurately and fairly reflect the transactions and dispositions of the assets of StatusOne. As of the date of the Most Recent Financial Statements, StatusOne had no material liabilities, contingent or otherwise, required to be recorded therein in accordance with GAAP, whether due or to become due, other than as indicated on the balance sheet in the Most Recent Financial Statements. The liabilities for all benefits provided under any Plans (as defined in Section 4.12 herein) have been fully and adequately provided for on the balance sheet in the Most Recent Financial Statements required to be recorded therein in accordance with GAAP.

            (b) StatusOne maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of StatusOne and to maintain accountability for StatusOne's assets; (iii) access to StatusOne's assets is permitted only in accordance with management's authorization; (iv) the reporting of StatusOne's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

      4.10 NO MATERIAL ADVERSE CHANGES; NO UNDISCLOSED LIABILITIES.

            (a) Since the date of the Most Recent Financial Statements, there has not been (i) any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due) of StatusOne, taken as a whole, including without limitation the loss of any material customer; (ii) except as set forth in the StatusOne Disclosure Letter, any dividend declared or paid or distribution made on the StatusOne Capital Stock; (iii) any incurrence of long term debt by StatusOne; (iv) any salary, bonus or compensation increases to any officers, employees or agents of StatusOne whose annual base compensation exceeds Seventy-Five Thousand Dollars ($75,000); (v) any pending or threatened labor disputes or other labor problems against or potentially affecting StatusOne; or (vi) any other transaction entered into by StatusOne, except in the ordinary course of business and consistent with past practice.

            (b) StatusOne has no liability (and to the knowledge of StatusOne and the Principal Stockholders, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against StatusOne or any Principal Stockholder giving rise to any liability with respect to StatusOne), except for (i) liabilities set forth on the balance sheet in the Most Recent Financial Statements and (ii) liabilities which have arisen after the date of the Most Recent Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and do not exceed Thirty Thousand Dollars ($30,000) individually or in the aggregate.

      4.11 TAX MATTERS. StatusOne has duly paid all Taxes (as defined below) and other charges (whether or not shown on any Tax Return (as defined below)) due or claimed to be due from it by federal, foreign, state or local taxing authorities or has set up an adequate reserve for all Taxes payable by StatusOne accrued through the date of the Most Recent Financial Statements. True and correct copies of all filed Tax Returns relating to Federal taxes and state income and sales taxes and other charges for the years 2000, 2001, 2002 and the six (6) months ended June 30, 2003 have been delivered to American Healthways. The accruals and reserves for Taxes contained in the Most Recent Financial Statements and carried on the books of StatusOne (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all unpaid Tax liabilities as of the date of the Most Recent Financial Statements and, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of StatusOne, will be adequate to cover all unpaid Tax liabilities as of the Closing Date. There are no Tax liens (other than liens for current Taxes not yet due or for Taxes which are reflected on the balance sheet of the Most Recent Financial Statements) upon any properties or assets of StatusOne (whether real, personal or mixed, tangible or intangible), and, except as reflected on the balance sheet of the Most Recent Financial Statements, there are no pending or, to StatusOne's and the Principal Stockholders' knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against StatusOne, and neither StatusOne nor the Principal Stockholders are aware of any basis for any material claims. StatusOne has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. StatusOne is not a party to any Tax allocation or sharing agreement. StatusOne has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law other than the Affiliated Group of which StatusOne is the parent company as of the date hereof). StatusOne has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder. StatusOne is not a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of 280G of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this Agreement, (i) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.

      4.12 EMPLOYEES AND FRINGE BENEFIT PLANS.

            (a) Section 4.12(a) of the StatusOne Disclosure Letter sets forth the names, ages and titles of all members of the Board of Directors and officers of StatusOne and all employees of StatusOne, and the annual rate of compensation (including base salary and bonus paid) being paid to each such member of the Board of Directors, officer and employee as of the most recent practicable date.

            (b) Section 4.12(b) of the StatusOne Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of StatusOne, which affects one or more of its employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). No Plan is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

            (c) For each Plan which is an "employee benefit plan" under Section 3(3) of ERISA, StatusOne has delivered to American Healthways correct and complete copies of the Plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service ("IRS"), the three (3) most recent Form 5500 Annual Reports, and any related trust agreements, insurance contracts and funding agreements which implement each such Plan.

            (d) Except as may be required by applicable law, StatusOne has no commitment, whether formal or informal and whether legally binding or not,
      (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan. The StatusOne Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) of StatusOne with respect to each such existing Plan.

            (e) StatusOne has no unfunded past service liability in respect of any of its Plans. Neither StatusOne nor any Plan nor, to StatusOne's and the Principal Stockholders' knowledge, any trustee, administrator, fiduciary or sponsor of any Plan, has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or
      Section 4975 of the Code or administrative exemption; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, and Summary Annual Reports) required to have been made or distributed to participants, the IRS, the United States Department of Labor and other governmental agencies have been made in a timely manner or, to the extent practicable, will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or, to StatusOne's and the Principal Stockholders' knowledge, threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder. Each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS.

            (f) Except where failure to do so would not have a StatusOne Material Adverse Effect, StatusOne has complied in all respects with all applicable Federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA).

            (g) The consummation of the transactions contemplated by this Agreement will not (i) entitle any employee or former employee of StatusOne to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Plan (including vacation and sick pay).

            (h) None of the Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

            (i) Neither StatusOne nor, to StatusOne's and the Principal Stockholders' knowledge, any "affiliate" of StatusOne within the meaning of Section 414 of the Code, has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and StatusOne has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

      4.13 COMPLIANCE WITH APPLICABLE LAWS AND OTHER REGULATIONS.

            (a) StatusOne holds all permits, registrations, authorizations, accreditations, certifications, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the operation of its business or ownership of its properties (the "StatusOne Permits"), except where the failure to obtain any such StatusOne Permit could not reasonably be expected to have a StatusOne Material Adverse Effect. StatusOne is in compliance in all material respects with the terms of the StatusOne Permits. To the knowledge of StatusOne and the Principal Stockholders, no investigation or review by any governmental entity with respect to StatusOne is pending or threatened, and neither StatusOne nor any Principal Stockholder has any reason to believe that any such investigation or review will result in a StatusOne Material Adverse Effect. To the knowledge of StatusOne and the Principal Stockholders, no condition exists which is reasonably likely to result in any suit, claim, action, proceeding or investigation by any person or governmental entity against StatusOne.

            (b) As used in this Agreement, "Environmental Laws" shall mean the Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act and Comprehensive Environmental Response, Compensation and Liability Act and similar federal and state laws. As of the date of this Agreement, StatusOne (A) is in compliance in all material respects with all applicable Environmental Laws, (B) has received all material permits, licenses or other approvals required under applicable Environmental Laws to conduct their business and (C) is in compliance in all material respects with all terms and conditions of any such permit, license or approval. No condition exists that could give rise to any suit, claim, action, proceeding or investigation by any person or governmental entity against StatusOne as a result of or in connection with noncompliance with Environmental Laws, except where such noncompliance could not reasonably be expected to have a StatusOne Material Adverse Effect.

            (c) StatusOne is in compliance in all material respects with all requirements of applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental bodies or agencies (federal, state or local) (collectively, "Laws") and third party payors relating to or affecting the operations of StatusOne, and StatusOne has not received any notice of any investigation or threatened investigation of a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations of StatusOne.

            (d) StatusOne is not licensed by any state and is not required under any applicable healthcare, care management or utilization management Law to be so licensed.

            (e) All billing practices of StatusOne to all third party payors, including Medicare, Medicaid, CHAMPUS/TRICARE and other federal or state healthcare programs and private or commercial insurance companies or payors and customers, are and have been in compliance in all material respects with all Laws, and StatusOne has not billed or received any payment or reimbursement in excess of amounts allowed by Law.

            (f) Neither StatusOne, its owners, officers, directors, nor any of its employees, contractors or agents are, or have been, excluded from participation in the Medicare, Medicaid, CHAMPUS/TRICARE or other federal or state healthcare programs, nor is any exclusion threatened to StatusOne's and the Principal Stockholders' knowledge.

            (g) StatusOne has timely, completely and accurately filed all reports, data and other information required to be filed with any government entity, agency, program or contractor under any applicable Laws or any third party payor.

            (h) Neither StatusOne nor any of its owners, officers, directors, nor any of its employees, contractors or agents has committed a violation of federal, state or local laws regulating health care fraud and abuse, including, but not limited to, the federal Anti-kickback Statute (42 U.S.C.Section 1320a-7b), the federal Physician Self-Referral Law (42 U.S.C.Section 1395nn) (commonly referred to as the Stark Law), the federal False Claims Act (31 U.S.C.Section 3729, et seq.) and their associated regulations.

      4.14 LITIGATION. As of the date of this Agreement, there is no suit, action, proceeding or investigation (whether conducted by any judicial or regulatory body, arbitrator or other person) pending or, to the knowledge of StatusOne and the Principal Stockholders (a) threatened against StatusOne or (b) affecting StatusOne in a manner which could reasonably be expected to result in a StatusOne Material Adverse Effect (nor is there any basis therefor known to StatusOne or the Principal Stockholders) or to which StatusOne is a party.

      4.15 CORPORATE RECORDS; OTHER INFORMATION. The minute books of StatusOne, copies of which have been provided to American Healthways, constitute complete and accurate records of all meetings and actions taken by its board of directors, committees of the board of directors and the stockholders thereof. To the knowledge of StatusOne and the Principal Stockholders, all documents and other written information as to existing facts relating to StatusOne, and its assets and liabilities which have been provided to American Healthways by StatusOne in connection with this Agreement are true, correct and complete in all material respects except to the extent that any documents or other written information was later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information that was provided to American Healthways.

      4.16 PROPERTIES. StatusOne (i) has good, clear and marketable title to all the properties and assets that are reflected in the Most Recent Financial Statements as being owned by StatusOne or acquired after the date thereof, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet due,
(B) such imperfections or irregularities of title, claims, liens, charges, security interest or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, and (C) as expressly set forth in the Historical Financial Statements, and (ii) is the lessee of all leasehold estates which are reflected in the Most Recent Financial Statements as being leased by StatusOne or leased after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee, or to StatusOne's and the Principal Stockholders' knowledge, the lessor.

      4.17 MATERIAL CONTRACTS. The StatusOne Disclosure Letter sets forth as of the date of this Agreement a list of the following agreements (the "StatusOne Contracts"):

            (a) each agreement between StatusOne and any customer or other source of revenue that is currently in effect or has been in effect at any time during the two (2) year period prior to Closing;

            (b) each agreement of StatusOne concerning a partnership, joint venture, limited liability company or other business venture with any other person;

            (c) each agreement limiting the right of StatusOne to engage in or compete with any person in, any business or geographical area;

            (d) each agreement or other arrangement of or involving StatusOne with respect to indebtedness for money borrowed, including letters of credit, guaranties, swaps and similar agreements;

            (e) each agreement for the purchase or other acquisition or the sale or disposition of any of the assets or properties of StatusOne, in each case requiring payment by StatusOne or the other party to StatusOne in excess of Twenty Thousand Dollars ($20,000), or the grant to any person of any preferential rights to purchase any of such assets or properties;

            (f) each management, consulting, bonus, employment, severance or similar agreement;

            (g) each agreement between StatusOne and any physician, clinician, nurse or other health care professional;

            (h) each equipment lease and equipment maintenance agreement;

            (i) each agreement under which StatusOne agrees to share tax liability of any party or to indemnify any party involving aggregate consideration or potential indemnification liability of more than Twenty Thousand Dollars ($20,000) or contracts and other agreements under which StatusOne agrees to indemnify any director, officer or employee; and

            (j) each agreement not otherwise listed which is material to StatusOne.

      Each of the StatusOne Contracts is in full force and effect and is a legal, valid and binding contract or agreement, and there is not and has not been any default (or any event known to StatusOne or the Principal Stockholders which, with the giving of notice or lapse of time or both would be a material default or breach) by StatusOne or, to the knowledge of StatusOne and the Principal Stockholders, any other party, in the timely performance of any obligation to be performed or paid or any other material provision under any such contracts or agreements. There is not pending, nor to the knowledge of StatusOne or the Principal Stockholders, threatened, any cancellation or termination of any of the StatusOne Contracts. Except for such consents or approvals that are listed in the StatusOne Disclosure Letter, no approval or consent of any person or entity that has not already been obtained is needed in order that the StatusOne Contracts continue in full force and effect following the consummation of the transactions contemplated by this Agreement, and except as may be set forth in the StatusOne Disclosure Letter, no such contract includes any provision the effect of which may be to terminate such contract or enlarge or accelerate any obligations of StatusOne or to give additional rights to any other party thereunder as a result of consummation of the transactions contemplated by this Agreement, except where the failure to obtain such consent could not reasonably be expected to result in a StatusOne Material Adverse Effect. StatusOne has no agreement currently in effect with any customer or other source of revenue in which any portion of the fees or revenues payable to StatusOne at any time in the future that are "at-risk" or subject to repayment, offset, recoupment, return, adjustment in any manner or any other type of customer refund, including for failing to meet or exceed any financial or other performance targets or standards. StatusOne has delivered to American Healthways or its counsel true, correct and complete copies of all contracts listed on the StatusOne Disclosure Letter, together with copies of all modifications and supplements thereto.

      4.18 STATUSONE PROPRIETARY ASSETS.

            (a) The StatusOne Disclosure Letter sets forth (i) with respect to each StatusOne Proprietary Asset (as hereinafter defined), registered with any governmental body or for which any application has been filed with any governmental body, (1) a statement identifying such StatusOne Proprietary Asset, and (2) the names of the jurisdictions covered by the applicable registration or application; (ii) a statement identifying all other StatusOne Proprietary Assets; and (iii) a statement identifying each StatusOne Proprietary Asset licensed to StatusOne by any person (except for any StatusOne Proprietary Asset that is licensed to StatusOne under any third party software license generally available to the public at a cost of less than Twenty Thousand Dollars ($20,000) on an enterprise-wide basis), and identifies the license agreement under which such StatusOne Proprietary Asset is being licensed to StatusOne. StatusOne has good and valid title to all of the StatusOne Proprietary Assets, free and clear of all liens and other encumbrances, and has a valid and unrestricted right to support, maintain, develop derivative works from and otherwise use throughout the world all StatusOne Proprietary Assets identified in the StatusOne Disclosure Letter. None of the StatusOne Stockholders has any right, title or interest in or to any of the StatusOne Proprietary Assets. StatusOne is not obligated to make any payment to any person for the use of any StatusOne Proprietary Asset. StatusOne is in compliance with and has not breached any term of any intellectual property or proprietary right license to which it is a party. StatusOne has not developed jointly with any other person any StatusOne Proprietary Assets with respect to which such other person has any rights. Without limiting the generality of the foregoing, to the knowledge of StatusOne and the Principal Stockholders, except as set forth on the StatusOne Disclosure Letter, all StatusOne Proprietary Assets (except for StatusOne Proprietary Assets licensed from a third party) were developed by employees during the time they were employed by StatusOne. To the extent that any StatusOne Proprietary Asset has been developed or created by an employee of StatusOne, StatusOne has a written agreement with each such employee with respect thereto and thereby has obtained ownership of, and is the exclusive owner of, all intellectual property rights in such StatusOne Proprietary Asset by operation of law or by valid assignment. Any StatusOne Proprietary Assets that were developed or created by independent contractors were developed or created under a written, executed nondisclosure agreement and a work-for-hire/assignment agreement. All of the patents, registered trademarks and registered copyrights owned by StatusOne have been duly registered in, filed in or issued by the United States Patent and Trademark Office or Register of Copyrights and have been properly maintained and renewed, consistent with commercially reasonable business practices. All filing, amendment, issue and maintenance or other fees due and owing the United States Patent and Trademark Office and the United States Copyright Office and any fees or payments due and owing to any governmental agency, office or department of any other country in connection with the StatusOne Proprietary Assets, have been paid in full, and no such fees will become due within ninety (90) days of the date of execution of this Agreement.

            (b) StatusOne has taken commercially reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all StatusOne Proprietary Assets (except StatusOne Proprietary Assets whose value would be unimpaired by public disclosure, or such public disclosure is required by law) and otherwise maintain and protect the value of all StatusOne Proprietary Assets. StatusOne has not (other than pursuant to license agreements identified in the StatusOne Disclosure Letter) delivered to any third person, or permitted the disclosure or delivery to any third person of, the source code, or any portion or aspect of the source code, of any StatusOne Proprietary Asset. StatusOne has not delivered to any third person any object code of any StatusOne Proprietary Asset unless such third person entered into a license or other similar agreement with StatusOne which restricts the use of such object code and retains all ownership rights of such object code in StatusOne.

            (c) None of the StatusOne Proprietary Assets infringes or conflicts with any Proprietary Asset (as hereinafter defined) owned or used by any other person. StatusOne is not infringing, misappropriating or making any unlawful use of, and StatusOne has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or orally) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any patent, trademark or other Proprietary Asset owned or used by any other person. To the knowledge of StatusOne and the Principal Stockholders, no other person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person infringes with, any StatusOne Proprietary Asset.

            (d) To the knowledge of StatusOne and the Principal Stockholders,
      (i) each StatusOne Proprietary Asset is free from material defects and conforms in all respects with all written specifications, documentation, performance standards, representations or statements made or provided with respect thereto by StatusOne, and (ii) there has not been any claim by any customer or other person alleging that any StatusOne Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by StatusOne to any person) does not conform in all material respects with any written specification, documentation, performance standard, representation or statement made or provided by StatusOne, and (iii) there is no valid basis for any such claim.

            (e) The StatusOne Proprietary Assets constitute all the Proprietary Assets necessary to enable StatusOne to conduct its business in the manner in which such business has been and is being conducted. StatusOne has not licensed any of the StatusOne Proprietary Assets to any person other than in the ordinary course of business (including licenses of the Carelink System under customer contracts) and as disclosed on the StatusOne Disclosure Letter, and StatusOne has not entered into any covenant not to compete, escrow or other agreement limiting its ability to exploit fully any of the StatusOne Proprietary Assets or to transact business in any market or geographic area or with any person. Except as described on the StatusOne Disclosure Letter, StatusOne has not granted a license to any StatusOne source code to any third party.

            (f) "Proprietary Asset" means any: (i) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, domain name, fictitious business name, service mark (whether registered or unregistered), trade dress, logo, service mark application, copyright (whether registered or unregistered), copyright application, trade secret, customer list, franchise, system, computer software (including without limitations all source code, object code and graphical user interface), computer program, sui generis database rights, invention, design, specifications, data, architecture, blueprint, engineering drawing, proprietary product, technology, and any other proprietary right or other intellectual property right or intangible asset anywhere in the world in any form or medium known or later devised; or (ii) right to use or exploit, any of the foregoing.

            (g) "StatusOne Proprietary Asset" means any Proprietary Asset owned by or licensed to StatusOne or otherwise used by StatusOne, including without limitation, the CareLink software.


      4.19 CERTAIN BUSINESS PRACTICES AND REGULATIONS. Neither StatusOne, any Principal Stockholder on behalf of StatusOne, nor any of StatusOne's officers, directors, or employees has, to the knowledge of StatusOne or the Principal Stockholders, (i) made or agreed to make any contribution, payment or gift to any customer, supplier, landlord, political candidate, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any law or regulation, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its books and records for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation of any law or regulation, or (iv) engaged in any activity constituting fraud or abuse under laws relating to health care or insurance.

      4.20 INSURANCE. All policies and binders of insurance for professional liability, directors and officers, fire, liability, worker's compensation and other customary matters held by or on behalf of StatusOne ("Insurance Policies") have been delivered to American Healthways. The Insurance Policies (which term shall include any insurance policy entered into after the date of this Agreement in replacement of an Insurance Policy provided that such replacement policy shall insure against risks and liabilities, and in amounts and under terms and conditions substantially the same as those provided in such replaced policy or binder) are in full force and effect and StatusOne is not in default with respect to any material provision contained in any Insurance Policy nor has StatusOne failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied, except where such default or failure as of the date of this Agreement, individually or in the aggregate, could not reasonably be expected to result in a cost to StatusOne in excess of Ten Thousand Dollars ($10,000).

      4.21 ACCOUNTS RECEIVABLE. All accounts and notes receivable of StatusOne at the Closing, whether reflected in the Most Recent Financial Statements or otherwise (herein called the "Receivables"), represent sales actually made in the ordinary course of business consistent with past practice; none of the Receivables is subject to any counterclaim or set-off other than normal sales adjustments or allowances consistent with past practice; and all the Receivables are collectible in the ordinary course of business at the aggregate amounts thereof, net of any reserve reflected in the Most Recent Financial Statements.

      4.22 CUSTOMERS AND SUPPLIERS. The StatusOne Disclosure Letter contains an accurate and complete list of the names and addresses of all the customers or other sources of revenue of StatusOne during the year ended December 31, 2002 and for the six (6) month period ended June 30, 2003, and the twenty (20) largest suppliers of StatusOne during the year ended December 31, 2002 and for the six (6) month period ended June 30, 2003. Neither StatusOne nor the Principal Stockholders have received any indication from any customer or supplier whose name appears on such list that such customer or supplier will not continue as a customer or supplier of StatusOne after the Closing. Except as set forth in the StatusOne Disclosure Letter, no customer or contract accounted for more than five per cent (5%) of StatusOne's revenues for the year ended December 31, 2002 or for the six (6) month period ended June 30, 2003.

      4.23 NO BROKERS. Except as set forth in the StatusOne Disclosure Letter, neither StatusOne nor any Principal Stockholder has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of StatusOne, any Principal Stockholder or American Healthways to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Neither StatusOne nor any Principal Stockholder is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      4.24 COMPLIANCE WITH APPLICABLE PRIVACY LAWS. The operations of StatusOne are compatible with the Standards for Privacy of Individually Identifiable Health Information (45 CFR 160 and 164, Subpart E) ("Privacy Standards") to the extent that StatusOne's services on behalf of any of its customers render it a Business Associate (as defined by the Privacy Standards) of such customer. Except as set forth in the StatusOne Disclosure Letter, StatusOne has not determined whether the performance of its services on behalf of its customers, in the manner currently performed, satisfy the Security Standards for the Protection of Electronic Protected Health Information (45 CFR 164, Subpart C) ("Security Standards") for which compliance by Covered Entities (as defined by the Privacy Standards) is required by April 20, 2005. StatusOne has in effect with those customers who are Covered Entities and who have made a request therefore, agreements that satisfy the requirements of 45 CFR Section 164.504(e), and StatusOne has in place policIes and procedures that allow StatusOne to fulfill its obligations and comply with the requirements of any such agreement, and StatusOne is not in breach of any such agreements. StatusOne has not received any complaints from any person regarding StatusOne's or any of its agents', employees' or contractors' uses or disclosures of, or security practices regarding, individually identifiable health-related information. StatusOne is not aware of any misuse, improper disclosure or incident (each as determined by reference to the Privacy Standards or state law, as applicable), by StatusOne or any of its agents, employees or contractors, involving individually identifiable health-related information. StatusOne has provided to American Healthways a description of steps StatusOne has taken to prepare for its contractual obligations with its customers based upon said customers' need to comply with the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

      4.25 GOVERNMENT INVESTIGATION. StatusOne (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any governmental entity, (c) has not been the subject of any government payor program investigation conducted by any federal or state enforcement agency, (d) has not been a defendant in any qui tam/False Claims Act litigation, (e) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or personal or telephone contact by or from any Federal or state enforcement agency and (f) has not received any oral or written complaints in the last five (5) years from employees, independent contractors, vendors, physicians or any other person that would indicate that StatusOne has materially violated, or is currently in material violation of, any Law, regulation or rule.

      4.26 FULL DISCLOSURE. All of the information provided by StatusOne and the Principal Stockholders herein or in the StatusOne Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by StatusOne or the Principal Stockholders in this Agreement or the StatusOne Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading.

                                   ARTICLE 5.
     REPRESENTATIONS AND WARRANTIES OF AMERICAN HEALTHWAYS AND AH MERGER SUB

      American Healthways and AH Merger Sub, jointly and severally, hereby represent and warrant to StatusOne as follows:

      5.1 AUTHORIZATION; CORPORATE AUTHORITY. Each of American Healthways and AH Merger Sub has taken all action required by applicable law, its certificate of incorporation and its bylaws to authorize the execution and delivery by such entity of this Agreement and in the case of American Healthways, the Earn-Out Agreement and the Escrow Agreement, and the consummation by American Healthways and AH Merger Sub of the transactions contemplated hereby and thereby. Each of American Healthways and AH Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where such failure would not have a material adverse effect on the business, results of operations, current or future financial condition or prospects of American Healthways or AH Merger Sub (an "American Healthways Material Adverse Effect"). Each of American Healthways and AH Merger Sub has made available to StatusOne or its counsel complete and correct copies of the certificate of incorporation and bylaws of American Healthways and AH Merger Sub, each of which is in full force and effect.

      5.2 EXISTENCE; GOOD STANDING. Each of American Healthways and AH Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of American Healthways and AH Merger Sub is qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not result in an American Healthways Material Adverse Effect. Each of American Healthways and AH Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where such failure would not result in an American Healthways Material Adverse Effect. Each of American Healthways and AH Merger Sub has made available to StatusOne or its counsel complete and correct copies of the certificate of incorporation and bylaws of American Healthways and AH Merger Sub, each of which is in full force and effect.

      5.3 EXECUTION AND ENFORCEABILITY. This Agreement has been and such other agreements as contemplated hereby to which American Healthways or AH Merger Sub is or, at the Closing will be a party, have been, or are upon execution and delivery as contemplated herein, will be, duly executed and delivered by American Healthways and/or AH Merger Sub, as the case may be, and constitute the legal, valid, and binding obligation of American Healthways and AH Merger Sub, enforceable against each of American Healthways and AH Merger Sub in accordance with their respective terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefor may be brought.

      5.4 NO VIOLATION. Neither the execution and delivery of this Agreement nor the other agreements contemplated hereby by American Healthways or AH Merger Sub, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of, constitute a default under or otherwise give any person the right to terminate, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which American Healthways or AH Merger Sub is a party or by which American Healthways' or AH Merger Sub's assets or properties are bound; (b) violate any provision of the certificate of incorporation or bylaws of American Healthways or AH Merger Sub; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to American Healthways or AH Merger Sub; or (d) violate any other contractual or legal obligation or restriction to which American Healthways or AH Merger Sub is subject, except to the extent that any such violation or default would not have an American Healthways Material Adverse Effect.

      5.5 PROFESSIONAL FEES. Neither American Healthways nor AH Merger Sub has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of American Healthways, AH Merger Sub, any Principal Stockholder or StatusOne to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Neither American Healthways nor AH Merger Sub is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      5.6 CONSENTS AND APPROVALS. American Healthways and AH Merger Sub have obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by American Healthways and AH Merger Sub.

      5.7 COMMISSION FILINGS. American Healthways has made available to StatusOne and the Principal Stockholders true, correct and complete copies of American Healthways Annual Report on Form 10-K for the fiscal year ended August 31, 2002 (the "AH 10-K"), American Healthways Quarterly Reports on Form 10-Q for the quarters ended November 30, 2002, February 28, 2003, and May 31, 2003 (the "AH 10-Qs") and the Proxy Statements dated December 20, 2002, and January 8, 2003 (collectively with the AH 10-K, and the AH 10-Qs, the "AH Exchange Act Filings"). American Healthways has timely filed in the preceding twelve (12) months all reports required to be filed by it pursuant to the applicable provisions of the Securities Act and pursuant to Section 13, 14 and 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"). The AH Exchange Act Filings (including the documents incorporated therein by reference), as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      5.8 AMHC COMMON STOCK. The AMHC Common Stock when issued and delivered to the StatusOne Stockholders and/or the Class C Stockholders, if at all, in accordance with the provisions of the Earn-Out Agreement will be duly authorized, validly issued shares of Common Stock of American Healthways, fully paid and non-assessable.

                                   ARTICLE 6.

                      POST CLOSING COVENANTS AND AGREEMENTS

      6.1 FURTHER ASSURANCES. At any time and from time to time after the Closing, at American Healthways' request and without further consideration, the Principal Stockholders will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as American Healthways may reasonably deem necessary or desirable in order to complete the Merger or more effectively effect or confirm the transactions hereby contemplated and to carry out the purposes of the Merger.

      6.2 TAXES. The StatusOne Stockholders will be responsible for, and hereby agree to assume and pay, all sales and similar taxes which may be due to any jurisdiction or governmental body as a result of their receipt of the Merger Consideration.

      6.3 EMPLOYMENT OFFERS. American Healthways will extend employment offers to each employee of StatusOne on terms, economic and otherwise, commensurate with such employment terms as are currently in place with StatusOne.

      6.4 OUTSTANDING OPTIONS. The Principal Stockholders will use their best efforts to obtain a Termination, Consent and Release, in a form acceptable to American Healthways, from each of the holders of outstanding options or warrants that are exercisable into shares of StatusOne capital stock as promptly as practicable following the Closing.

      6.5 EMPLOYEE BENEFIT PLANS.

            (a) At all times subsequent to the Closing Date, all StatusOne employees shall be eligible to continue to participate in the StatusOne Flexible Benefits Plan (the "Flex Plan") until such time as American Healthways facilitates an orderly transition to a similar employee benefit plan or program maintained by American Healthways for its and its affiliates' employees. An "orderly transition" requires that a StatusOne employee shall be entitled to continue to participate in the Flex Plan until he or she actually becomes eligible for enrollment in an American Healthways plan. American Healthways shall take such reasonable actions, to the extent permitted by its benefits programs, as are necessary to allow StatusOne employees to participate in its health, welfare and other employee benefit programs or alternative benefit programs in the aggregate that are substantially equivalent to those applicable to employees of American Healthways in similar functions and positions on similar terms. Pending such action, American Healthways shall maintain the effectiveness of any StatusOne welfare benefit plan required to comply with this provision.

            (b) American Healthways shall credit any StatusOne employee who remains employed by StatusOne after the Closing of the Merger with service that such employee performed for StatusOne for all purposes (including vesting, eligibility to participate and accrual of benefits, except for accruals under an American Healthways tax-qualified or non-qualified deferred compensation plan that would be attributable to service performed by a StatusOne employee prior to the Effective Date) under any pension plan, Code Section 401(k) plan, profit-sharing plan, health or welfare plan (including credit for any co-payments or deductibles paid prior to Closing to the extent permitted under the particular plan), and any other employee benefit plan including, but not limited to vacation or holiday arrangements, that is maintained or sponsored by American Healthways or to which American Healthways contributes or for which American Healthways otherwise has or may have any liability, contingent or otherwise, either directly or as a result of any entity treated as a single employer with American Healthways under Code Section 414 and the regulations issued thereunder.

            (c) American Healthways shall take any and all necessary action to cause the trustee of a defined contribution plan of American Healthways or one of its affiliates, if requested to do so by a StatusOne employee, to accept a direct rollover of all or a portion of such employee's distribution from the StatusOne 401(k) and Profit Sharing Plan that constitutes an eligible rollover distribution pursuant to Section 402(c)(4) of the Code, unless the acceptance of the rollover could result in the disqualification of the American Healthways plan.

      6.6 CONFIDENTIAL INFORMATION MEMORANDUM AND TERMINATION, CONSENT AND RELEASE. The Principal Stockholders will provide American Healthways with copies of the proposed Confidential Information Memorandum to be delivered to the StatusOne Stockholders and holders of Options and a proposed form of Termination, Consent and Release to be delivered to the holders of Options (to contain language consenting to different forms of Earnout Consideration (the "Earnout Language") and shall give American Healthways' two (2) business days to review and comment on such documents (which comments may be accepted or rejected by the Principal Stockholders in their sole discretion, except for comments with respect to the Earnout Language which shall be mutually agreed upon by American Healthways and the Principal Stockholders) prior to the delivery thereof to the StatusOne Stockholders and holders of Options, as applicable.

      6.7 CONSENTS. The Principal Stockholders will use commercially reasonable efforts to obtain the consents referred to in Section 4.7 of the StatusOne Disclosure Letter and all other consents required for the consummation of the transactions contemplated hereby, all of which consents shall be in form and substance reasonably satisfactory to American Healthways.

                                   ARTICLE 7.

                 INDEMNIFICATION AND SURVIVAL OF REPRESENTATIONS

      7.1 INDEMNIFICATION BY THE STATUSONE STOCKHOLDERS. The StatusOne Stockholders, jointly and severally, hereby agree to defend, indemnify, hold harmless and shall reimburse American Healthways, its directors, officers, employees, agents, affiliates and successors and assigns (the "American Healthways Indemnitees") for, from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, reasonable costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:

            (a) Any untrue representation, misrepresentation or breach of warranty made by StatusOne or the Principal Stockholders contained herein or in the Earn-Out Agreement and the Escrow Agreement or any schedule hereto or thereto; including without limitation, the StatusOne Disclosure Letter.

            (b) Any failure by StatusOne or the Principal Stockholders to perform any covenant or agreement contained herein or in the Earn-Out Agreement and the Escrow Agreement or any schedule hereto or thereto.

            (c) Any Tax liability of StatusOne not previously paid, or for which adequate reserves have not been established in the Most Recent Financial Statements which may at any time be asserted or assessed against it for any event or period ending on or prior to the Closing Date; provided, however, that neither the StatusOne Stockholders nor the Principal Stockholders shall have any obligation to pay any Taxes that may be imposed on American Healthways solely in connection with the transactions contemplated by this Agreement.

            (d) Any liability of American Healthways or StatusOne relating to any claim by any StatusOne Stockholder or holder of any Options for any consideration in respect of their Options or StatusOne Capital Stock (whether money or other property).

            (e) Any liability of American Healthways or StatusOne or any American Healthways Indemnitee arising out of or based on any untrue statement of a material fact or alleged untrue statement of a material fact contained in the Confidential Information Memorandum to be provided by StatusOne to the holders of the Options, or the omission or alleged omission therefrom of a material fact necessary in order for the statements therein, in light of the circumstances under which they were made, not misleading.

            (f) Any claims against American Healthways or StatusOne arising or resulting from StatusOne's failure to obtain and maintain insurance coverage requirements pursuant to StatusOne's License Agreements with Anthem East, Inc., Harvard Pilgrim Health Care, Inc., Health Partners, Inc. and Tufts Associated Health Maintenance Organization, Inc. prior to the Closing Date.


provided, however, that the StatusOne Stockholders shall not have any obligation to indemnify the American Healthways Indemnitees from and against any Loss unless and until the American Healthways Indemnitees shall have suffered Losses by reason of (a) or (b) above in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate, and not on a per claim basis (the "Basket") in which event the StatusOne Stockholders shall be obligated to indemnify the American Healthways Indemnitees from and against Losses in excess of such Basket; and provided further, that the foregoing limitations shall not apply to
(i) claims made for indemnification for any intentional misrepresentation or fraud, (ii) claims made for indemnification pursuant to Section 7.1(b), unless such claim arises from the failure to perform a covenant or agreement which is not primarily within the control of StatusOne or the StatusOne Stockholders,
(iii) claims made for indemnification pursuant to Section 7.1(a) by reason of a breach of representation or warranty contained in Sections 4.1, 4.3, 4.4, 4.6, 4.11, 4.12 or 4.23, or (iv) claims made for indemnification pursuant to Sections 7.1(c), 7.1(d) and 7.1(e); and provided further, that all claims made for indemnification payments under this Section 7.1 shall be paid by the StatusOne Stockholders net of any Tax benefits that may be received by American Healthways. For purposes of this Section 7.1, any breach or inaccuracy in any representation or warranty shall be determined without regard to any materiality qualification, Material Adverse Effect qualification or any qualification that a matter be or not be "reasonably expected" to occur, contained in, or otherwise applicable to, any such representation or warranty. Notwithstanding the foregoing, except for indemnification for Losses pursuant to Section 7.1(f), American Healthways shall proceed to seek any indemnification for any Losses due hereunder first from the Escrow and shall not seek any indemnity from the Principal Stockholders unless and until the full amount of the Escrow has been exhausted.

      7.2 TIME LIMITATION; STATUSONE STOCKHOLDERS. The representations and warranties contained herein shall be deemed to survive for eighteen (18) months following the Closing, provided that the representations and warranties made in Sections 4.1, 4.2, 4.3, 4.4, 4.6 and 4.23 shall survive in perpetuity and the representations and warranties made in Sections 4.11, 4.12, 4.13(e) and (g) and
4.24 shall survive for the applicable statute of limitations plus sixty (60) days. The StatusOne Stockholders will have no liability with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before that date which is eighteen (18) months from the Closing Date, an American Healthways Indemnitee notifies the Stockholder Representative of a Loss specifying the factual basis of that Loss in reasonable detail to the extent then known by the American Healthways Indemnitee. Notwithstanding the foregoing, with respect to any Losses by any American Healthways Indemnitee under Section 7.1(c) or any breach of Sections 4.11, 4.12, 4.13(e) or (g), or 4.24, the StatusOne Stockholders shall indemnify the American Healthways Indemnitees if an American Healthways Indemnitee provides the Stockholder Representative with notice of such Loss on or before the date which is sixty (60) days after the expiration of the applicable statute of limitations. In addition, notwithstanding anything contained herein to the contrary, there shall be no time limitation for American Healthways to make a claim with respect to Losses by any American Healthways Indemnitee pursuant to (i) any breach of or misrepresentation in Sections 4.1, 4.2, 4.3, 4.4, 4.6 or 4.23, (ii) any claim for intentional misrepresentation or fraud or (iii) any claim made for indemnification pursuant to Section 7.1(b), (d), (e) or (f).

      7.3 LIMITATIONS ON AMOUNT; STATUSONE STOCKHOLDERS. Except as set forth below, the StatusOne Stockholders shall be liable to the American Healthways Indemnitees, with respect to the matters described in Section 7.1 in an amount not exceeding the Escrow Amount; provided, however, that the foregoing limitation shall not apply to the Principal Stockholders with respect to (i) any claim for intentional misrepresentation or fraud, (ii) any claim made for indemnification pursuant to Section 7.1(b), (iii) any claim made for indemnification pursuant to Section 7.1(c), (iv) any claim for indemnification pursuant to Section 7.1(a) for any breach of or misrepresentation in Section 4.1, 4.2, 4.3, 4.4, 4.6, 4.11, 4.12, 4.13(d), (e) or (g), 4.23, 4.24 or 4.25,
(v) any claim made for indemnification pursuant to Section 7.1(d); (vi) any claim made for indemnification pursuant to Section 7.1(e); or (vii) any claim made for indemnification pursuant to Section 7.1(f). In the event that any American Healthways Indemnitee proceeds to seek indemnification from the StatusOne Stockholders, the StatusOne Stockholders agree that they shall be liable for such amounts on a joint and several basis, but in no event shall any StatusOne Stockholder be liable to the American Healthways Indemnitees in an amount exceeding the Merger Consideration received by such StatusOne Stockholder and the total aggregate amount which the American Healthways Indemnitees may recover hereunder shall be limited to the aggregate Merger Consideration actually paid.

      7.4 INDEMNIFICATION BY AMERICAN HEALTHWAYS. American Healthways hereby agrees to defend, indemnify, hold harmless and shall reimburse StatusOne, the StatusOne Stockholders, and their directors, officers, employees, agents, affiliates and successors and assigns (the "StatusOne Indemnitees"), from and against any Loss, directly or indirectly relating to, resulting from or arising out of:

            (a) Any untrue representation, misrepresentation or breach of warranty made by American Healthways contained herein or in the Earn-Out Agreement and the Escrow Agreement or any schedule hereto or thereto.

            (b) Any failure by American Healthways to perform any covenant or agreement contained herein or in the Earn-Out Agreement and the Escrow Agreement or any schedule hereto or thereto.


provided, however, that American Healthways shall not have any obligation to indemnify the StatusOne Indemnitees from and against any Loss unless and until the StatusOne Indemnitees shall have suffered Losses in excess of the Basket, in which event American Healthways will be obligated to indemnify the StatusOne Indemnitees from and against Losses in excess of such Basket; provided, however, that the foregoing limitations shall not apply to (i) claims made for indemnification for any intentional misrepresentation or breach by American Healthways of any covenant or obligation or fraud, or (ii) claims made for indemnification pursuant to Section 7.4(b), unless such claim arises from the failure to perform a covenant or agreement which is not primarily within the control of American Healthways; and provided further, that all indemnification payments under this Section 7.4 shall be paid by American Healthways net of any Tax benefits that may be received by StatusOne or the StatusOne Stockholders. For purposes of this Section 7.4, any breach or inaccuracy in any representation or warranty shall be determined without regard to any materiality qualification, any Material Adverse Effect qualification or any qualification that a matter be or not be "reasonably expected" to occur, contained in or otherwise applicable to any such representation or warranty.

      7.5 TIME LIMITATION; AMERICAN HEALTHWAYS. The representations and warranties made by American Healthways and AH Merger Sub contained herein shall be deemed to survive for eighteen (18) months following the Closing; provided, however, that the foregoing limitation shall not apply to (i) any claim for intentional misrepresentation or fraud, (ii) any claim made for indemnification pursuant to Section 7.4(b), or (iii) any claim for indemnification pursuant to
Section 7.4(a) for any breach of or misrepresentation in Sections 5.1, 5.2, or
5.3. American Healthways shall have no liability with respect to any representation or warranty or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before that date which is eighteen (18) months from the Closing Date, the Stockholder Representative notifies American Healthways of a Loss specifying the factual basis of that Loss in reasonable detail to the extent then known by the StatusOne Stockholders or the Stockholder Representative. Notwithstanding the foregoing, there shall be no time limitation with respect to claims made by the Stockholder Representative pursuant to any breach of or misrepresentation in Sections 5.1, 5.2 or 5.3.

      7.6 LIMITATIONS ON AMOUNT; AMERICAN HEALTHWAYS. American Healthways shall be liable to the StatusOne Stockholders with respect to the matters described in
Section 7.4 in an amount not exceeding Five Million Dollars ($5,000,000), for any Losses sustained by the StatusOne Stockholders but will not be liable for such Loss if the Stockholder Representative does not give notice within the applicable time period as set forth above; provided, that, subject to Section
7.9 hereof, this limitation shall not be applicable to American Healthways' failure to pay the Earn-Out Consideration, which shall instead be governed by the provisions of the Earn-Out Agreement; provided, however, that the foregoing limitation shall not apply to (i) any claim for intentional misrepresentation or fraud, (ii) any claim made for indemnification pursuant to Section 7.1(b), or
(iii) any claim for indemnification pursuant to Section 7.1(a) for any breach of or misrepresentation in Sections 5.1, 5.2, or 5.3.

      7.7 PROCEDURE. The indemnified party shall notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Sections 7.1 or 7.4 of this Agreement, provided, that failure to give such notice shall not relieve the indemnifying party of its indemnification obligations under this Article 7 except to the extent, if at all, that the indemnifying party shall have been actually prejudiced thereby; and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party; provided further, however, that if the indemnifying party fails to assume the defense of such third party claim within a reasonable time after notice thereof, the indemnified party shall have the right to assume the defense of such third party claim using counsel of its choice, and shall be entitled to full reimbursement from the indemnifying party for any Loss incurred in connection with the defense of such claim. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, American Healthways and the StatusOne Stockholders shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

      7.8 STATEMENTS AS REPRESENTATIONS. All statements contained in the StatusOne Disclosure Letter shall be deemed representations and warranties for all purposes of this Agreement.


      7.9 AMERICAN HEALTHWAYS' RIGHT OF SET-OFF AGAINST EARN-OUT CONSIDERATION. From the Release Date (as defined in the Escrow Agreement), American Healthways shall, at its election, be entitled to set-off any amount to which it may be entitled under this Article 7 against payment by it of the Earnout Consideration, as defined in the Earn-Out Agreement. The exercise of such right of set-off by American Healthways, whether or not ultimately determined to be justified, will not constitute an event of default under the Earn-Out Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit American Healthways in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, prior to setting off any amount to which it shall be entitled against payment of the Earn-Out Consideration, except with respect to claims for Losses pursuant to Section 7.1(f), American Healthways shall proceed against and exhaust those funds available (and not subject to any claim by American Healthways) under the Escrow Agreement. In addition, prior to exercising its right of set-off under this Section 7.9 against the Earn-Out Consideration payable to those beneficiaries of the Trust who did not own any shares of Class A/B Stock prior to the Effective Date, American Healthways shall first proceed against (i) the aggregate amount of the Earn-Out Consideration payable to the holders of the Class A/B Stock, and (ii) then, if any amounts which American Healthways is entitled to under this Article 7 remain unpaid, the Principal Stockholders. If the Principal Stockholders fail to pay any amounts for which American Healthways makes a claim pursuant to this Article 7 within five (5) business days, American Healthways shall not be required to pay the Earn-Out Consideration pending resolution of the claim and shall be entitled to fully exercise its right of set-off under this Section 7.9 against the Earn-Out Consideration otherwise payable to those beneficiaries of the Trust who did not own any shares of Class A/B Stock prior to the Effective Date.

      7.10 INDEMNIFICATION EXCLUSIVE REMEDY. The parties agree that from and after the Closing, except as provided in the Escrow Agreement, the Earn-out Agreement, the Employment Agreements, and except for other non-monetary equitable remedies, indemnification pursuant to the provisions of Article 7 shall be the exclusive remedy of the parties for any misrepresentation or breach of warranty or covenant contained herein or in any schedule or other closing or ancillary document executed and delivered pursuant to the provisions hereof or thereof; provided, however, that the parties acknowledge that in no event shall the StatusOne Stockholders be liable for any consequential damages, solely to the extent such damages arise from a decrease in the market price of the AMHC Common Stock; and provided further, that the parties acknowledge that the limitations of Article 7 shall not apply to claims under the Escrow Agreement, the Earn-out Agreement and the Employment Agreements.

                                   ARTICLE 8.

                                   NON-COMPETE

      8.1 RESTRICTIVE COVENANTS. In order to induce American Healthways to enter into this Agreement and to consummate the transactions contemplated hereby, the Principal Stockholders hereby covenant as follows, which covenants shall be in addition and without prejudice to any other noncompetition, nonsolicitation, and/or similar covenants to which the Principal Stockholders or any of their affiliates may be subject from time to time:

            (a) NON-COMPETITION. Without limiting or restricting any Principal Stockholder's non-competition or non-solicitation obligations under any other agreement between such Principal Stockholder and StatusOne or American Healthways, or any affiliate of American Healthways, during the four (4) year period immediately following the Closing, which period shall automatically be extended by a period of time equal to any period in which any of the

      Principal Stockholders and/or any of their Affiliates (as defined below) is in breach of any obligations under this Section 8.1 (including any such extension, the "Restricted Period"), each of the Principal Stockholders and each Principal Stockholder's spouse, parents and any other relative of such Principal Stockholder who resides at the principal residence of such Principal Stockholder, or any other person or entity that directly or indirectly, is controlled by or is under common control with such Principal Stockholder (each, an "Affiliate") shall not engage, directly or indirectly (except as a stockholder, director, officer, and/or employee of American Healthways), as a proprietor, equity holder, investor (except as a passive investor holding not more than five percent (5%) of the outstanding capital stock of a publicly traded company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity, in any business which is competitive with American Healthways' business of providing disease management and care enhancement services to hospitals, health plans and employers anywhere in the United States of America and such international countries which American Healthways is doing business or contemplating doing business (the "Restricted Area") (each of American Healthways and the Principal Stockholders hereby acknowledging that American Healthways and its Affiliates are currently doing business or contemplating doing business throughout the Restricted Area), provided that the provision of legal or accounting professional services by any natural person who is an Affiliate of a Principal Stockholder to any such business shall not by itself constitute a breach by such Principal Stockholder or the applicable Affiliate of this Section 8.1; provided, however, that any reference to the "contemplated" business of American Healthways or its subsidiaries shall be limited to those countries in which American Healthways or its subsidiaries are actively considering conducting business and of which such Principal Stockholder is aware.

            (b) NON-SOLICITATION OF EMPLOYEES. During the Restricted Period, none of the Principal Stockholders nor any of their respective Affiliates shall directly or indirectly recruit, solicit, induce, or attempt to induce any of the employees or independent contractors of American Healthways, StatusOne or their respective Affiliates to terminate their employment or contractual relationship with American Healthways, StatusOne or their respective Affiliates, and none of them shall assist or encourage any other person to do so, or be a proprietor, equity holder, investor (except as a passive investor holding not more than five percent (5%) of the capital stock of a publicly traded company), lender, partner, director, officer, employee, consultant, or representative of any person who does or attempts to do so. Notwithstanding the foregoing, none of the Principal Stockholders nor their Affiliates will be precluded from making non-targeted, general solicitations by advertisement or other means.

            (c) NON-SOLICITATION OF CUSTOMERS, SUPPLIERS, ETC. During the Restricted Period, none of the Principal Stockholders nor any of their respective Affiliates shall directly or indirectly solicit, divert, take away, or attempt to divert or take away, from American Healthways or its Affiliates any of the business or patronage of any of its customers, clients, accounts, vendors, sales agents or suppliers, or induce or attempt to induce any such person to reduce the amount of business it does with American Healthways or its Affiliates, and none of the Principal Stockholders nor any of their respective Affiliates shall assist or encourage any other person to do so, or be a proprietor, equity holder, investor (except as a passive investor holding not more than 5% of the capital stock of a publicly traded company), lender, partner, director, officer, employee, consultant, or representative of any person who does or attempts to do so.

            (d) NON-DISPARAGEMENT. None of the Principal Stockholders nor any of their respective Affiliates shall disparage, deprecate or make any negative comment with respect to American Healthways or any of its Affiliates or their respective businesses, operations or properties. Similarly, neither American Healthways nor any of its Affiliates shall disparage, deprecate or make any negative comment with respect to StatusOne, any Principal Stockholder or any of their Affiliates or their respective businesses, operations, or properties.

            (e) EQUITABLE REMEDIES. Each party hereby acknowledges that any breach by any party of its obligations under this Section 8.1 would cause substantial and irreparable damage to the other parties to this Agreement, and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that each of the other parties shall be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which such party may be entitled in respect of any such breach).

            (f) MODIFICATION. In the event that a court of competent jurisdiction determines that any of the provisions of this Section 8.1 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions shall automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified. No invalidity or unenforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or of the remainder of such section.

                                   ARTICLE 9.

                               CERTAIN TAX MATTERS

      9.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Principal Stockholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for StatusOne for all periods ending on or prior to the Closing Date which are to be filed before the Closing Date. StatusOne shall permit American Healthways to review and comment on each such Tax Return described in the preceding sentence prior to filing. StatusOne shall pay all Taxes of StatusOne with respect to Tax Returns filed prior to the Closing Date.

      9.2 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. American Healthways shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of StatusOne which are to be filed after the Closing Date. The StatusOne Stockholders shall pay to American Healthways within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the Taxes which relate to the taxable period ending on or prior to the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the balance sheet of the Most Recent Financial Statements. American Healthways shall permit the Principal Stockholders to review and comment on each such Tax Return described in this
Section 9.2 prior to filing. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall, in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of StatusOne.

      9.3 COOPERATION ON TAX MATTERS.

            (a) American Healthways, StatusOne and the Principal Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this
      Article 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. StatusOne and the Principal Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to StatusOne relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by American Healthways, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, StatusOne and the Principal Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

            (b) American Healthways and the Principal Stockholders further agree, upon request, to use their reasonable commercial efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be made imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      9.4 TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving StatusOne shall be terminated as of the Closing Date and, after the Closing Date, StatusOne shall not be bound thereby or have any liability thereunder.

      9.5 TAXES. American Healthways will be responsible for, and hereby agrees to assume and pay, all Taxes which may be imposed on American Healthways or StatusOne as a result of the Merger; provided, however, that American Healthways shall not be obligated to pay any sales, income, capital gains, or other similar taxes due and owing by the StatusOne Stockholders to any jurisdiction or governmental body as a result of the receipt of the Merger Consideration which shall be paid by the StatusOne Stockholders in accordance with Section 6.2 hereof.

                                  ARTICLE 10.

                     STATUSONE STOCKHOLDERS' REPRESENTATIVE

         10.1 Matthew Kelliher shall be constituted and appointed as agent (the "Stockholder Representative") for and on behalf of each holder of StatusOne Capital Stock to give and receive notices and communications, to agree to, negotiate, and enter into, on behalf of the StatusOne Stockholders, amendments, consents and waivers under this Agreement and the other agreements contemplated by this Agreement, to enter into and administer, on behalf of the StatusOne Stockholders, the Earn-Out Agreement and Escrow Agreement, to authorize delivery to American Healthways of the cash by the Escrow Agent in accordance with the Escrow Agreement, to make and enforce claims for indemnity against American Healthways under Section 7.4 hereof, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by holders of a majority of the StatusOne Capital Stock held by the Principal Stockholders immediately prior to the Closing from time to time upon not less than ten (10) days' prior written notice to American Healthways. No StatusOne Stockholder may make a claim for indemnity against American Healthways under Section 7.4 hereof except through the Stockholder Representative.

Once the Stockholder Representative has initiated such a claim for indemnity, the Stockholder Representative may enforce, prosecute and settle such claim without further directions from the StatusOne Stockholders, and all acts and decisions of the Stockholder Representative in connection with such matter shall be binding on all the StatusOne Stockholders. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the StatusOne Stockholders.

      10.2 The Stockholder Representative shall not be liable for any act done or omitted hereunder or under the Earn-Out Agreement or Escrow Agreement as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The StatusOne Stockholders shall severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

      10.3 The Stockholder Representative shall have reasonable access to information about American Healthways and the reasonable assistance of American Healthways' officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about American Healthways to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

      10.4 A decision, act, consent or instruction of the Stockholder Representative in respect of any action under this Agreement, the Earn-Out Agreement or the Escrow Agreement shall constitute a decision of all the StatusOne Stockholders, and shall be final, binding and conclusive upon each such StatusOne Stockholder, and the Escrow Agent and American Healthways may rely upon any decision, act, consent or instruction of the Stockholder Representative hereunder or under the Escrow Agreement as being the decision, act, consent or instruction of each and every such StatusOne Stockholder. The Escrow Agent and American Healthways are hereby relieved from any liability to any person (including any StatusOne Stockholder) for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

      10.5 The Stockholder Representative waives, and acknowledges and agrees that he shall not, on behalf of the StatusOne Stockholders or otherwise, have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against American Healthways in connection with any indemnification obligations a StatusOne Stockholder may have under or in connection with this Agreement.

                                  ARTICLE 11.

                                  MISCELLANEOUS

      11.1 EXPENSES. All fees and expenses incurred by the StatusOne Stockholders or StatusOne, including without limitation legal fees and expenses and fees and expenses of other professional advisors including bankers, brokers, finders or agents, in connection with this Agreement will be borne by StatusOne provided that such fees and expenses are reflected on the Estimated Working Capital Statement or the Closing Date Balance Sheet and all fees and expenses incurred by American Healthways, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by American Healthways.

      11.2 ASSIGNABILITY; PARTIES IN INTEREST.

            (a) American Healthways may assign any or all of its rights hereunder to any affiliate or any direct or indirect subsidiary of American Healthways, and American Healthways shall advise StatusOne of any such assignment and shall designate such party as the assignee and transferee of the securities purchased. Any such assignee shall assume all of American Healthways' duties, obligations, representations and warranties and undertakings hereunder, but the assignor shall remain liable thereunder.

            (b) StatusOne may not assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of American Healthways.

            (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, permitted assigns and legal or personal representatives of the parties hereto.

      11.3 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein or as otherwise may be provided for in the Confidentiality Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

      11.4 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

      11.5 SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

      11.6 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered, mailed (registered or certified mail, postage prepaid, return receipt requested) or sent by recognized overnight delivery service or by facsimile transmission as follows:

      If to StatusOne:

      One Research Drive
      Westboro, MA  01581
      Attn:  Matt Kelliher
      Fax No. (508) 616-9978
      with a copy to:

      McDermott, Will & Emery
      28 State Street
      Boston, MA  02109-1775
      Attn:  Mark B. Stein, Esq.
      Fax No. (617) 535-3800

      If to the Principal Stockholders:

      c/o StatusOne Health Systems, Inc.
      One Research Drive

      Westboro, MA  01581
      Attn:  Matt Kelliher
      Fax No. (508) 616-9978

      If to American Healthways:

      American Healthways, Inc.
      3841 Green Hills Village Drive
      Nashville, TN  37215
      Attn:  Ben Leedle
      Fax No. (615) 665 - 7767

      with a copy to:

      Bass, Berry & Sims PLC
      315 Deaderick Street, Suite 2700
      Nashville, Tennessee  37238
      Attn:  Cynthia Y. Reisz
      Fax No. (615) 742-2783

      If to AH Merger Sub:

      c/o American Healthways, Inc.
      3841 Green Hills Village Drive
      Nashville, TN  37215
      Attn:  Ben Leedle
      Fax No. (615) 665 - 7767

or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by facsimile transmission (receipt confirmed) or, if mailed, when actually received.

      11.7 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

      11.8 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

      11.9 PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

      11.10 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      11.11 COUNTERPARTS. This Agreement may be executed simultaneously in two
(2) or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by the parties hereto. All such executed counterparts shall together constitute one and the same instrument.

                                Signature Page to
                          Agreement and Plan of Merger

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of American Healthways, AH Merger Sub, and StatusOne, the Principal Stockholders and the Stockholder Representative on the date first above written.

                                            AMERICAN HEALTHWAYS, INC.



                                            By:/s/ Ben R. Leedle, Jr.
                                               ---------------------------------

                                            Title: Chief Executive Officer
                                                  ------------------------------

                                            AH MERGERSUB, INC.


                                            By:/s/ Ben R. Leedle, Jr.
                                               ---------------------------------
                                            Title: President
                                                  ------------------------------


                                            STATUSONE HEALTH SYSTEMS, INC.

                                            By:/s/ Matthew Kelliher
                                               ---------------------------------

                                            Title: Chief Executive Officer
                                                  ------------------------------


                                            PRINCIPAL STOCKHOLDERS:

                                            /s/  Matthew Kelliher
                                            ------------------------------------
                                            Matthew Kelliher

                                            /s/ Susan Neckes
                                            ------------------------------------
                                            Susan Neckes

                                            /s/ Gary Wood
                                            ------------------------------------
                                            Gary Wood

                                            /s/ Sam Forman, M.D.
                                            ------------------------------------
                                            Sam Forman, M.D.

                                            /s/ Martin Leinwand
                                            ------------------------------------
                                            Martin Leinwand

                                            STOCKHOLDER REPRESENTATIVE:

                                            /s/ Matthew Kelliher
                                            ------------------------------------
                                            Matthew Kelliher